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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Phoenix International Ltd., Inc. 1995 Employee Stock Option Plan, Effective as of March 18, 1995; the Phoenix International Ltd., Inc. 1995 Employee Stock Option Plan, Effective as of October 21, 1995; and the Phoenix International Ltd., Inc. 1996 Director Stock Option Plan, Effective as of May 24, 1996 of our report dated March 1, 1996, except for Note 12, as to which the date is May 8, 1996, with respect to the consolidated financial statements of Phoenix International Ltd., Inc. included in the Registration Statement (Form S-1, No. 333-03355) filed with the Securities and Exchange Commission.


                                        Ernst & Young LLP

Atlanta, Georgia
December 30, 1996